Exhibit 10.8

NOBLE CORPORATION

2013 SHORT TERM INCENTIVE PLAN

Section 1. Purpose

The success of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble”) and its subsidiaries (collectively, unless the context otherwise requires, the “Company”) is a result of the efforts of all key employees. In order to focus each employee’s efforts on optimizing the Company’s overall results, operationally and financially, the Company maintains this Short Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific goals.

Pursuant to Section 5.2 of the Merger Agreement, dated June 30, 2013, between Noble Corporation, a Swiss corporation (Noble Swiss) and Noble Corporation Limited, a company registered in England and Wales (and predecessor to Noble) (the “Merger Agreement”), Noble has assumed, as of the Effective Time (as defined therein) the liabilities and obligations under the Assumed Plans (as defined therein) of Noble Swiss, including the Plan, and such plans have become plans of Noble.

An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various financial and operational targets, such as safety and cash operating margins. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the creation of shareholder wealth and to promote a culture of high performance and an environment of team work.

Section 2. Participation and Eligibility

Full-time shore-based employees and select offshore employees (Rig Managers, Assistant Rig Managers and Captains) are eligible for consideration of a bonus under the Plan, subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Noble. Each such employee will be considered either a “corporate employee” or a “division employee” for purposes of adjustment of such employee’s target bonus pursuant to Section 7.

To be eligible to receive a bonus payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan Year are made. An employee shall not be eligible to receive any bonus payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily, before that date on which bonus payments for a Plan year are made. The Plan year shall be the calendar year.

Notwithstanding the foregoing, in the event of death, disability or retirement, the employee or estate of the former employee may receive a pro-rated payment from the Plan, at the discretion of the Committee and the Chief Executive Officer (the “CEO”). For purposes of the Plan, “disability” means any termination of employment with the Company or an affiliate of the

Company because of a long-term or total disability, as determined by the Committee and CEO, and “retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company (or affiliate) is equal to or greater than 60.

Section 3: Plan Funding

The award pool (the “Aggregate Bonus Pool” or the “Pool”) will equal the sum of: (1) all eligible participants’ target bonuses (“Aggregate Target Bonuses”), plus (2) up to 20% of the Aggregate Target Bonuses. For purposes of calculating the Aggregate Target Bonuses, a 6% target bonus percentage will be used for those employees covered under the Plan that do not have a formal target bonus percentage. The Aggregate Bonus Pool will only be established when the EBITDA goal is achieved at or above the threshold performance level (ref. Annex I). EBITDA will be defined as the Company’s earnings before the deduction of interest, tax, depreciation and amortization expenses, subject to adjustment to exclude extraordinary gains or losses.

Section 4. Administrative Procedures

During the fourth quarter of each year, the Company will commence preparation of budgets and forecasts for the succeeding Plan year. The Board will approve the budget for the Plan year not later than March 31st of such Plan year.

Goals for a Plan year for each of the categories in Section 6 will be compiled by management and submitted to the Committee for approval at the first regularly scheduled Committee meeting of each new Plan year. The specific goals established for the Plan year will be set forth in an Annex I to this Plan for such Plan year, and the Annex I hereto for each Plan year shall be incorporated into and made a part of this Plan for such Plan year.

If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, such as the acquisition or sale of assets or any unforeseen event that impacts the Company or industry as a whole, then the CEO shall, at his discretion, recommend to the Committee the adjustment of the respective goals in order that they may not be adversely impacted by such an event. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.

Section 5. Target Bonus

The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied by the assigned target bonus percentage. Except for offshore employees, 50% percent of this amount is eligible to be paid based on the achievement of the stated goals under the Plan pursuant to the terms outlined in Sections 6 and 7 and Annex I, and 50 percent will be based on merit, individual and team performance and/or additional selected criteria. Target bonuses for offshore employees are rig-specific and fully based on the safety results of the rig. Target bonuses range from 4 percent to 100 percent. For purposes of calculating the Aggregate Target Bonuses (Section 3), a 6% target bonus will be used for those employees covered under the Plan that do not have a formal target bonus percentage. Assigned percentages are intended to be both internally equitable and externally competitive.

Section 6. Goal Categories and Weightings

Goals for the following categories will be approved by the Committee for each Plan year. Such goals will then be set forth in the Annex I to this Plan for such Plan year. The relative weighting assigned to each goal will be as set forth below subject to annual review by the Committee.

Corporate Goals	Assigned Weight
1. Company EBITDA	65.0%
2. Company Safety Results	35.0%

Division Goals	Assigned Weight
1. Division Cash Operating Margin	65.0%
2. Division Safety Results	17.5%
3. Company Safety Results	17.5%

Section 7. Determination of Awards

The respective employee target bonuses determined pursuant to Section 5 for a Plan year are subject to adjustment as set forth in this Section to reflect the levels of achievement of the specific, predetermined goals for such Plan year. Any bonus multiplier achieved will be applied to the stated corporate and division goals, pursuant to the terms of the Plan. In addition, a maximum bonus multiplier of 2.0 may be applied to the portion of the award that is based on merit, individual and team performance and/or additional selected criteria, subject to the approval of the Committee and CEO, as stated in Section 8 of this document. The aggregate total of these awards will be the “Aggregate Calculated Pool”.

For example, if the bonus target pursuant to Section 5 is $10,000, and if the cumulative goal achievement for financial and safety goals described in Section 6 is 1.2, the adjusted bonus target would be $12,000 ($10,000 x 1.2); $6,000 for Section 5 goal achievement, $6,000 for individual achievement. If the manager’s recommendation for individual achievement is 0.8 (or 80%), the formula-driven bonus adjusts to $10,800 ($6,000 x 0.8 = $4,800 for individual achievement + $6,000 for Section 5 goal achievement). The bonus amount may further adjust pursuant to the terms of the Plan as described in Section 8.

Subject to the determination by the Committee of a sufficient bonus pool for a Plan year pursuant to Section 8, the bonus payable to an eligible employee will be an amount equal to such employee’s target bonus amount multiplied times the applicable multiplier determined per the Annex I schedule. Amounts may be adjusted for employees hired or promoted during the Plan year considering length of service or time in position. Note that if on a cumulative basis the sum of the awards in the Aggregate Calculated Pool is greater than the Aggregate Bonus Pool (Section 3) bonuses will be further adjusted on a pro-rata basis to remain within the constraints of the Pool.

Section 8. Review and Approval Process

After the end of each Plan year, the Committee, in its best business judgment, will make the final determination on the size of the Aggregate Bonus Pool for such Plan year. All bonus calculations, allocations and recommendations are subject to review and approval by the Committee.

Managers having responsibility for recommending the allocation of bonuses to eligible employees shall submit their recommended bonus based on their performance and contributions to the Executive Vice President and the CEO for review and approval. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason, including, but not limited to, company or division performance, individual employee performance, employee conduct, etc.

Section 9. At-Will Employment

Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.

ANNEX I

2013 GOALS

1. EBITDA (100% Plan funding; 65% weighting for Corporate)

The Aggregate Bonus Pool will be determined considering EBITDA achievement relative to established goals as set forth in the table below and using the Bonus Pool Multiplier outlined in the table below. The following table will also be used to determine achievement and the associated Bonus Pool Multiplier with respect to the Company EBITDA goal. Values between those listed are interpolated on a linear basis.

Bonus Pool Multiplier	0.50	1.0	2.0
Level of Achievement	Threshold (75%)	Target (100%)	Maximum (115%)

2. Cash Operating Margin (65% weighting for Divisions)

Cash operating margin is defined as contract drilling revenues less contract drilling cost including reimbursables. In accordance with the schedules below, the Bonus Pool Multiplier with respect to cash operating margin will be applied to the cash operating margin component of the Division goal category for applicable employees. Values between those listed are interpolated on a linear basis.

Bonus Pool Multiplier	0.50	1.0	2.0
Level of Achievement	Threshold (75%)	Target (100%)	Maximum (115%)

3. Safety (35% weighting)

The Company’s safety objective each year is to provide a strong focus on an injury free workplace. The Company’s goal, for purposes of this Plan, is to achieve an improvement in the Lost Time Incident Rate (“LTIR”) as compared to the industry average, as evidenced by the International Association of Drilling Contractors (“IADC”). Values between the target and maximum performance levels are interpolated on a linear basis.

Bonus Pool Multiplier	0.50	1.0	2.0
Level of Achievement	Threshold	Target	Maximum
Company or Division Goal	Year-over-year improvement over internal LTIR	< IADC industry average	< 90% of IADC industry average

The IADC normally publishes industry safety statistics in late February for the previous calendar year operating period, therefore, for the purpose of this Plan, the IADC industry average will be measured over the preceding twelve month period, ending September 30, 2013.

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